Exhibit 99.1

Press Release

Release Date: May 2, 2014	Contact:	Thomas A. Vento -
at 4:30 p.m. EST		President
Joseph R. Corrato -
Executive Vice President
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES SECOND QUARTER FISCAL 2014 RESULTS

Philadelphia, Pennsylvania (May 2, 2014) –Prudential Bancorp, Inc. (the “Company”) (Nasdaq:PBIP), the holding company for Prudential Savings Bank (the “Bank”), today reported net income of $535,000, or $0.06 per basic and diluted share, for the quarter ended March 31, 2014 as compared to $14,000 or $0.00 per basic and diluted share, for the comparable period ended March 31, 2013.  For the six months ended March 31, 2014, the Company recognized net income of $873,000, or $0.10 per basic and $0.09 per diluted share, as compared to net income of $286,000, or $0.03 per basic and diluted share for the comparable period in 2013. The improved profitability for the three and six months ended March 31, 2014 was primarily due to gains recorded in 2014 from the sale of investment securities and a lower expense recorded in 2014, compared to 2013, relating to real estate owned expense.

Tom Vento, Chairman, President and Chief Executive Officer, stated “We are pleased with the Company’s efforts and long term focus. This quarter represents our twelfth consecutive quarter of earnings, along with the early sign of positive impact from the implementation of our strategy of controlled loan growth.  Along with our strategic loan growth plan, the Company continues to provide necessary resources for the improvement in asset quality.”

At March 31, 2014, we had total assets of $515.4 million, as compared to $607.9 million at September 30, 2013, a decrease of $92.5 million or 15.2%. The primary reason for the $92.5 million decrease in assets was the return to subscribers of $74.3 million in excess subscription funds received in connection with the second-step conversion offering. Cash and cash equivalents decreased $107.6 million to $51.4 million at March 31, 2014, compared to $159.0 million at September 30, 2013.  This decrease was attributable to the $74.3 million returned to subscribers, the use of cash and cash equivalents to fund the increase in outstanding net loan balances of $12.0 million and a reduction of deposits of $13.6 million (excluding $145.7 million  subscription funds held in escrow related to the second-step stock offering).  Loans receivable increased to $318.6 million at March 31, 2014 from $306.5 million at September 30, 2013.  A majority of the loan growth consisted of the origination of single-family residential loans within our immediate market area. During the quarter the Company completed a sale of five below investment grade mortgage-backed securities aggregating $1.0 million, reflecting a gain of $274,000.

Total liabilities decreased to $386.9 million at March 31, 2014 from $548.0 million at September 30, 2013. The $161.1 million decrease in total liabilities was primarily due to the return of $74.3 million to subscribers due to an oversubscription in the offering as well as the transfer to equity of $69.4 million of net proceeds from the offering.  In addition, the Company continued with its strategy to allow certain higher costing certificates of deposit to run-off as part of our asset/liability management strategy. The deposit outflows experienced during the quarter were funded from cash and cash equivalents.

Total stockholders’ equity increased by $68.6 million to $128.5 million at March 31, 2014 from $59.9 million at September 30, 2013. The increase reflected the receipt of net proceeds of approximately $69.4 million from the Company’s second-step offering which closed October 9, 2013.  Other items that impacted equity this quarter were the recognition of $873,000 in earnings, the receipt of $847,000 of cash transferred from the mutual holding company as part of the conversion and a slight increase  in the market value of the remaining available for sale securities in the investment portfolio due to improvement in market rates since September 30, 2013.

For the three months ended March 31, 2014, net interest income increased $119,000 or 3.8% to $3.2 million as compared to $3.1 million for the same period in 2013.  Interest expense declined by $286,000 or 25.1% partially offset by a decrease of $167,000 or 3.9% in interest earned on assets.  The decrease in interest expense resulted primarily from a 20 basis point decrease to 0.89% in the weighted average rate paid on interest-bearing liabilities, reflecting the continued repricing downward of interest-bearing liabilities during the past year combined with a $31.3 million or 7.5% decrease in the average balance of interest-bearing liabilities, primarily certificates of deposit, for the three months ended March 31, 2014, as compared to the same period in fiscal 2013. The decrease in interest income resulted from a 35 basis point decrease to 3.31% in the weighted average yield earned on interest-earning assets partially offset by a $36.0 million or 7.7% increase to $501.3 million in the average balance of interest-earning assets for the three months ended March 31, 2014, as compared to the same period in fiscal 2013.  The decrease in the weighted average yield earned was primarily due to the origination of new loans at lower current market rates of interest combined with the reinvestment at lower current market rates of the proceeds from called investment and mortgage-backed securities. The increase in the average balance of interest-earning assets reflected the Company’s efforts to grow the loan portfolio in a controlled manner.

For the six months ended March 31, 2014, net interest income increased $106,000 or 1.7% to $6.4 million as compared to $6.3 million for the same period in 2013.  Interest expense declined by $602,000 or 25.5% and was partially offset by a decrease of $496,000 or 5.7% in interest income. The decrease in interest expense resulted primarily from a 22 basis point decrease to 0.90% in the weighted average rate paid on interest-bearing liabilities, reflecting the continued repricing downward of interest-bearing liabilities during the past year combined with a $27.6 million or 6.6% decrease in the average balance of interest-bearing liabilities, primarily certificates of deposit, for the six months ended March 31, 2014, as compared to the same period in fiscal 2013.  The decrease in interest income resulted from a 50 basis point decrease to 3.20% in the weighted average yield earned on interest-earning assets partially offset by a $42.6 million or 9.1% increase to $510.3 million in the average balance of interest-earning assets for the six months ended March 31, 2014, as compared to the same period in fiscal 2013.  The decrease in the weighted average yield earned was primarily due to the origination of new loans at lower current market rates of interest combined with the reinvestment at lower current market rates of the proceeds from called investment and mortgage-backed securities. The increase in the average balance of interest-earning assets reflected the Company’s efforts to grow the loan portfolio in a controlled manner.

For the three months ended March 31, 2014, the net interest margin was 2.62%, as compared to 2.68% for the same period in fiscal 2013.  For the six months ended March 31, 2014, the net interest margin was 2.51%, as compared to 2.69% for the same period in fiscal 2013.

The Company determined that a provision for loan loss was not necessary for the three and six month periods ended March 31, 2014.  During the quarter, the Company did not record any charge-offs, but did record a recovery of $37,000 relating to a single-family residential loan.  For the six month period the Company recorded total charge-offs of $10,000 which were offset by recoveries of $47,000. The Company believes that the allowance for loan losses at March 31, 2014 is sufficient to cover all inherent and known losses associated with the loan portfolio at such date.  At March 31, 2014, the Company’s non-performing assets totaled $7.4 million or 1.4% of total assets as compared to $7.0 million or 1.2% of total assets at September 30, 2013.  Non-performing assets at March 31, 2014 included $6.9 million in non-performing loans consisting of ten one-to four-family residential loans aggregating $3.4 million, five single-family residential investment property loans aggregating $2.3 million and six commercial real estate loans aggregating $1.0 million.  Non-performing assets also included three one-to-four family residential real estate owned properties with an aggregate carrying value of $489,000.  The increase in non-performing assets during the quarter ended March 31, 2014 was primarily due to the addition of two one-to-four-family residential loans in the amount of $1.3 million, and one loan in the amount of $1.5 million (consisting of the consolidation of a group of investment property loans) related to an individual borrower being classified as a troubled debt restructuring (“TDR”), partially offset by a $1.3 million performing TDR loan being placed on accrual status and three single-family loans in the amount of $428,000 and two residential investment properties in the amount of $465,000 becoming current.

The allowance for loan losses totaled $2.4 million, or 0.7% of total loans and 34.8% of total non-performing loans at March 31, 2014 as compared to $2.4 million, or 0.8% of total loans and 35.5% of total non-performing loans at September 30, 2013.

Non-interest income amounted to $413,000 and $574,000 for the three and six month periods ended March 31, 2014, compared to $200,000 and $414,000 for the same periods in 2013.   The increase for the 2014 periods was primarily attributed to a $274,000 gain recorded from the sale of private label mortgage-backed securities, which occurred during the second fiscal quarter of 2014.

For the three and six month periods ended March 31, 2014, non-interest expense decreased $160,000 or 5.1% and $125,000 or 2.1%, respectively, compared to the prior year periods.  The primary reasons for the decreases were a reduction of FDIC insurance premiums and expenses related to real estate owned recorded during the quarter ended March 31, 2013.

We recorded income tax expense for the three and six months ended March  31, 2014 of $157,000 and $341,000, respectively, compared to income tax expense of $187,000 and $537,000, respectively, for the three and six months ended March 31, 2013.  The effective tax rate for the three and six months ended March 31, 2014 were 22.8% and 28.1%, respectively.  The tax expense related to the sale of available for sale securities was reduced by Company’s ability to utilize prior period capital loss carryforwards.

Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors include general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At March 31,	At September 30,
	2014	2013
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$515,389	$607,897
Cash and cash equivalents	51,351	158,984
Investment and mortgage-backed securities:
Held-to-maturity	82,300	83,732
Available-for-sale (1)	47,371	41,781
Loans receivable, net	318,562	306,517
Deposits	383,470	542,748
FHLB advances	340	340
Non-performing loans	6,864	6,634
Non-performing assets	7,353	7,040
Stockholders’ equity	128,462	59,912
Full-service offices	7	7

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
	(Dollars in Thousands Except Per Share Amounts)		(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$4,085	$4,253	$8,154	$8,650
Total interest expense	852	1,139	1,757	2,359
Net interest income	3,233	3,114	6,397	6,291
Provision for loan losses	--	--	--	--
Net interest income after provision for loan losses	3,233	3,114	6,397	6,291
Total non-interest income	413	200	574	414
Total non-interest expense	2,954	3,114	5,757	5,882
Income before income taxes	692	200	1,214	823
Income tax expense	157	186	341	537
Net income	535	14	873	286
Basic earnings per share	$0.06	$0.00	$0.10	$0.03
Diluted earnings per share	$0.06	$0.00	$0.09	$0.03

Selected Operating Ratios(2):
Average yield on interest- earning assets	3.31%	3.66%	3.20%	3.70%
Average rate paid on interest-bearing liabilities	0.89%	1.09%	0.90%	1.12%
Average interest rate spread(3)	2.41%	2.57%	2.30%	2.58%
Net interest margin(3)	2.62%	2.68%	2.51%	2.69%
Average interest-earning assets to average interest-bearing liabilities	129.66%	111.35%	129.85%	111.21%
Net interest income after provision for loan losses to non-interest expense	109.44%	100.00%	111.12%	106.95%
Total non-interest expense to total average assets	2.29%	2.57%	2.19%	2.41%
Efficiency ratio(4)	81.02%	93.96%	82.58%	87.71%
Return on average assets	0.41%	0.01%	0.33%	0.12%
Return on average equity	1.73%	0.09%	1.38%	0.95%
Average equity to average total assets	23.96%	12.44%	24.02%	12.32%

	At or for the Three Months Ended March 31,		At or for the Six Months Ended March 31,
	2014	2013	2014	2013
Asset Quality Ratios(5)
Non-performing loans as a percentage of loans receivable, net(7)	2.15%	2.22%	2.15%	2.22%
Non-performing assets as a percentage of total assets(7)	1.43%	1.55%	1.43%	1.55%
Allowance for loan losses as a percentage of total loans	0.74%	0.89%	0.74%	0.89%
Allowance for loan losses as a percentage of non-performing loans	34.82%	40.66%	34.82%	40.66%
Net charge-offs to average loans receivable (8)	NA	NA	NA	NA

Capital Ratios(5)(6)
Tier 1 leverage ratio
Company	25.08%	12.24%	25.08%	12.24%
Bank	17.56%	11.47%	17.56%	11.47%
Tier 1 risk-based capital ratio
Company	57.39%	26.74%	57.39%	26.74%
Bank	40.26%	25.06%	40.26%	25.06%
Total risk-based capital ratio
Company	58.45%	27.87%	58.45%	27.87%
Bank	41.32%	26.19%	41.32%	26.19%

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(1) Includes impaired securities. (2) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(3)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(5)  Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(6)  As of October 9, 2013, the Company received net proceeds of $69.4 million from the completion of the second-step conversion and related stock offering.  In addition, the Company infused an additional $34.8 million into the Bank’s capital from such net proceeds.

(7)  Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

(8)  Net recoveries of $37,000 were recognized for both the three and six months ended March 31, 2014.  Net recoveries of $431,000 and $631,000 were recognized for the three and six months ended March 31, 2013, respectively.